February 4, 2016

Priya Jain

Dear Priya,

Congratulations! On behalf of Castlight Health, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Accounting Officer, reporting to Siobhan Nolan Mangini. This position will be located at our San Francisco office. Your anticipated start date will be March 21, 2016.

Your total rewards package is as follows:
Base Salary: $245,000.00 annually
Bonus Target: 30%
RSU: 80,000
Sign On Bonus: $20,000 (payable concurrent with your first scheduled payroll following your start date). In addition, in the event your employer asks for a "reclaw" of your sign on bonus for joining their organization, Castlight will reimburse you up to $15,000 (payable concurrent with your first scheduled payroll following your start date).

This offer is conditional on satisfactory results of a routine background check, satisfactory results of reference checks, and other matters mentioned below. Your income is subject to applicable withholdings and deductions, payable in accordance with the Company’s standard payroll schedule and procedures. Castlight Health’s Annual Bonus Program will be prorated for the 2016 performance year. New hire eligibility bonuses are contingent upon a start date prior to October 1st. If hired after October 1st, new hires will be eligible after completing employment of an entire full fiscal year (January through December). The percentage amount, as stated above, may change in future years. Your award will be based on your individual contribution to both the Company’s goals and objectives as well as your individual goals and objectives and is not guaranteed.

In the event that you voluntarily leave Castlight Health within 12 months of your date of hire, you will be responsible for reimbursing the company for 100% of your signing bonus and/or relocation disbursement. By your signature on this offer letter, you agree to pay back any monies received relating to your overall disbursement.

As a regular employee of the Company, you will be eligible to participate in Company sponsored benefits generally available to regular employees. You shall also be reimbursed in accordance with the Company’s expense reimbursement policies for all documented reasonable business expenses that are incurred in connection with carrying out your duties for the Company and in compliance with Company policy. At Castlight we do not have a formal paid vacation, personal and sick-time policy. Instead, we have a flexible time-off policy pursuant to which we encourage you to take time-off and to work with your manager on the timing.

Subject to the approval of the Company’s Board of Directors, you will be awarded restricted stock units, as stated above, to acquire shares of Company Class B Common Stock ("RSUs") under its 2014 Equity Incentive Plan (“Plan”). An award of RSUs gives you the right to receive shares of Company Class B Common Stock upon vesting and settlement of the RSUs. Your grant will be issued during the first open window following your start date. The RSUs are subject to a four-year vesting schedule with 25% of the RSUs vesting after one year from the grant date and the remainder of the RSUs vesting quarterly thereafter, provided you remain in continuous service on each applicable vesting date, as set forth in the applicable RSU award agreement. On each vesting date, the shares subject to the RSUs, which are vested, will be issued within 30 days following the applicable vesting date. Upon receipt of the shares by you upon settlement of the RSUs, you will be subject to tax based on the fair market value of such shares on the date of settlement and the Company must satisfy its tax withholding obligations in a manner satisfactory to the Company before any shares are issued to you. The award of RSUs by the Company is subject to the Board of Directors approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligations on the part of the Company. The RSUs will be governed by the terms of the Plan and your RSU award agreement, both of which will be provided to you upon approval of such award by the Company’s Board of Directors.

Your employment pursuant to this offer is contingent upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, upon your signing and agreeing to be bound by the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and upon completion of a basic background check as required by the Company to protect privacy of sensitive user information.

While we hope that your employment with the Company will be mutually satisfactory, employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at will” nature of your employment may not be changed except by an express writing signed and dated by both you and the Chief Executive Officer of the Company.

This letter when signed by you sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept and execute this offer, please sign and return within five days from the date of this letter.

We look forward to you joining Castlight Health!

If you have any questions, please call me at 415.813.0796.

Sincerely,
John Bush
Head of Talent Acquisition

I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this letter.

/s/ Priya Jain
Employee Signature

Priya Jain
Printed Name

Date: 2/4/16